RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED
SEPTEMBER 29, 2012

Pennsauken, NJ – November 7, 2012 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and thirty-nine week periods ended September 29, 2012.

The Company announced revenues of $34.8 million for the thirteen week period ended September 29, 2012, increased from $33.6 million for the thirteen week period ended October 1, 2011 (comparable prior year period).  The Company had operating income of $1.1 million for the thirteen week period ended September 29, 2012 as compared to $0.7 million for the comparable prior year period. Net income for the thirteen week period ended September 29, 2012 was $0.6 million, or $0.05 per diluted share, as compared to net income of $0.7 million, or $0.06 per diluted share, for the comparable prior year period.

The Company announced revenues of $108.8 million for both thirty-nine week periods ended September 29, 2012 and October 1, 2011 (comparable prior year period).  The Company had operating income of $3.9 million for the thirty-nine week period ended September 29, 2012 as compared to $4.8 million for the comparable prior year period.  Net income for the thirty-nine week period ended September 29, 2012 was $2.2 million, or $0.17 per diluted share, as compared to net income of $3.1 million, or $0.24 per diluted share, for the comparable prior year period.

The Company announced that during the thirty-nine week period ended September 29, 2012, the Company repurchased 814,841 shares of its common stock under its existing common stock repurchase plan for an aggregate cost of $4.4 million, an average price of $5.43 per share. The Company’s Board of Directors approved a share repurchase plan of up to $7.5 million of the Company’s outstanding shares of common stock in February 2010, which plan has been extended through February 2013. Through September 29, 2012 the Company has purchased a total of 1,406,627 shares under this plan for an aggregate of $7.1 million, an average price of $5.07 per share.

Leon Kopyt, Chairman and CEO of RCM, commented:  “Overall we were pleased with the results of our 2012 third quarter with an approximate 49% increase to operating income as compared to the prior year. Our IT segment did not meet our revenue expectations in the 2012 third quarter but we did experience our second consecutive quarterly increase in gross profit dollars of approximately $0.3 million, or approximately 10%, as compared to the prior year.  Our Engineering segment revenues and gross profit dollars also grew approximately 10% as compared to the prior year, due primarily to our recent acquisition of BGA.  While our Canadian Engineering group continues to see delays in the release of contracts RCM hopes to win, 2012 third quarter revenues grew by approximately $1.3 million as compared to the second quarter of 2012.  After normalizing for the BGA acquisition and our Canadian Engineering group, the Engineering segment experienced modest revenue growth as compared to the prior year.  Our Specialty Healthcare segment experienced a decline in revenues of approximately 2% in the 2012 third quarter.

We are cautious in our expectations heading into the fourth quarter of 2012 as much of our business is concentrated in areas impacted by Hurricane Sandy.  As of today, we believe we will lose at least $1.0 million in revenues because of Hurricane Sandy and that estimate may grow significantly.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	September 29, 2012	October 1, 2011
Revenues	$34,839	$33,559
Cost of services	25,164	24,461
Gross profit	9,675	9,098
Selling, general and administrative	8,153	8,077
Depreciation and amortization	415	279
Operating income	1,107	742
Other (expense) income, net	(12)	1
Income before income taxes	1,095	743
Income tax expense	461	19
Net income	$634	$724

Diluted net income per share data	$0.05	$0.06

	Thirty-Nine Week Periods Ended
	September 29, 2012	October 1, 2011
Revenues	$108,798	$108,779
Cost of services	79,182	78,171
Gross profit	29,616	30,608
Selling, general and administrative	24,766	24,919
Depreciation and amortization	953	867
Operating income	3,897	4,822
Other income, net	18	5
Income before income taxes	3,915	4,827
Income tax expense	1,718	1,686
Net income	$2,197	$3,141

Diluted net income per share data	$0.17	$0.24

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	September 29, 2012	December 31, 2011
Cash and cash equivalents	$30,212	$28,417
Accounts receivable, net	$37,949	$39,031
Total current assets	$74,149	$73,229
Total assets	$88,742	$86,178
Total current liabilities	$17,800	$14,290
Total liabilities	$18,697	$14,517
Treasury stock (1,406,627 and 591,786 shares) at cost	$7,138	$2,713
Stockholders’ equity	$70,045	$71,661
Stockholder’s equity less goodwill and intangible assets	$60,130	$64,132

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	September 29, 2012	October 1, 2011
Net income	$634	$724
Adjustments to reconcile net income to cash provided by operating activities	659	533
Changes in operating assets and liabilities
Accounts receivable	2,215	4,387
Transit accounts receivable	1,233	(5,817)
Prepaid expenses and other current assets	762	(75)
Accounts payable and accrued expenses	673	226
Transit accounts payable	(5,169)	8,193
Accrued payroll and related costs	2,039	1,889
Income taxes payable	(260)	89
Total adjustments	2,152	9,425
Cash provided by operating activities	2,786	10,149

Net cash used in investing activities, principally cash used in the acquisition of BGA	(1,466)	(174)
Net cash used in financing activities, principally from stock repurchase	(213)	(828)
Effect of exchange rate changes	(47)	(57)
Increase in cash and cash equivalents	$1,060	$9,090

	Thirty-Nine Week Periods Ended
	September 29, 2012	October 1, 2011
Net income	$2,197	$3,141
Adjustments to reconcile net income to cash provided by operating activities	1,753	1,403
Changes in operating assets and liabilities
Accounts receivable	891	2,575
Transit accounts receivable	(304)	(5,817)
Prepaid expenses and other current assets	170	(509)
Accounts payable and accrued expenses	(227)	(722)
Transit accounts payable	881	8,193
Accrued payroll and related costs	1,854	1,514
Income taxes payable	233	65
Total adjustments	5,251	6,702
Cash provided by operating activities	7,448	9,843

Net cash used in investing activities, principally cash used in the acquisition of BGA	(1,651)	(344)
Net cash used in financing activities, principally from stock repurchase	(3,983)	(1,576)
Effect of exchange rate changes	(19)	(49)
Increase in cash and cash equivalents	$1,795	$7,874